Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:
William Kent
Director, Investor Relations
303-991-5070

STORM CAT ENERGY CORPORATION ANNOUNCES
YEAR-END 2006 RESULTS

•              Gas Production Increases 132%

•              Oil and Gas Sales Revenue Increases 124%

•              100 Wells Drilled During 2006

DENVER and CALGARY - March 19, 2007 — Storm Cat Energy Corporation (AMEX: SCU - News; TSX: SME) today announced year-end 2006 financial and operating results.

Financial Overview (all figures in U.S. Dollars)

For the year ended December 31, 2006 Storm Cat reported record oil and gas sales revenue of $9.4 million, a 124 percent increase over full-year 2005 sales.  Sales revenue is a function of sales volumes and average sales prices. Sales volumes increased 132% between year-end 2005 and year-end 2006. The volume increase resulted primarily from acquisitions and successful drilling over the past year that produced new sales volumes that offset the natural decline in production from existing wells.  The Company’s average price for natural gas decreased 3% to $5.88 per thousand cubic feet (Mcf) in 2006 from $6.08 per Mcf in 2005.

The Company reported a net loss of $6.9 million, or $0.10 per share, for the full-year 2006, as compared to a net loss of $8.4 million, or $0.18 per share, for the full-year 2005.  The net loss for the year reflected a $1.9 million impairment expense, incurred in the third quarter, related to the Company’s Moose Mountain Saskatchewan Project, and higher general and administrative expenses, composed primarily of $2.8 million in non-cash employee stock compensation expense, increased Sarbanes-Oxley and audit fees of $0.3 million, increased Director and

Officer insurance of $0.2 million and a one-time charge of $0.5 million related to the bank credit facility entered into during the year. Net income for 2006 also reflected a tax benefit of $1.6 million related the Canadian flow through shares.

Total assets increased 96% to $112.0 million in 2006 from $57.0 million in 2005.  The book value of oil and gas properties increased 289% to $96.6 million at year-end 2006 from $24.8 million at year-end 2005.

Weighted average shares outstanding for year-end 2006 increased to 70.4 million as compared to 47.3 million at year-end 2005.  The increase in average shares outstanding is attributed to the private placement the Company completed in Canada using, in part, the flow-through share structure, as well as the exercise of outstanding warrants and options.

Keith Knapstad, acting President and Chief Executive Officer commented: “Storm Cat achieved numerous milestones in 2006. We high-graded our asset portfolio through strategic purchases in the Powder River Basin, our core producing area, as well as with acquisition of quality acreage in the Fayetteville Shale play in the Arkoma Basin.  We executed our drilling program, drilling 100 wells.  We tripled year-end production, and nearly tripled our proven reserves to 28.7 Bcf, with approximately 9.5 Bcf of developed reserve additions coming through the drill bit.  Entering 2007, Storm Cat is moving forward on the strong momentum built during 2006. We will continue an aggressive drilling program in the Powder River Basin, begin to advance our development in the Fayetteville Shale play and continue ongoing activities in Elk Valley and Canada.”

Operating Overview

Production

Since October 2004, Storm Cat has acquired a significant and highly prospective acreage portfolio targeting unconventional gas.  Through drilling and acquisitions in the Powder River Basin (PRB), net production increased 132% to 1,606.2 million cubic feet (MMcf) for the full year 2006 from 693.5 MMcf in the prior year.  For the full-year 2006, the Company reported average daily net sales production of 4.4 million cubic feet per day (MMcf/d) as compared to 1.9 MMcf/d for the full year 2005.  Net production from the PRB averaged 8.0 MMcf/d at year end.

Reserves

As previously announced, year-end 2006 proven reserves, based on SEC pricing of $4.46 per thousand British thermal units, were 25.0 Bcf, probable reserves were 5.9 Bcf and possible reserves were 26.4 Bcf. Approximately 54% of the proven reserves were classified as proved developed. The 2006 estimated quantities of proven reserves are 150% higher than year-end 2005 proven reserves of 10.0 Bcf. In addition, Storm Cat increased proved developed reserves by 244% at year-end 2006. All reserve estimates are based on an evaluation of the reserves prepared by independent reservoir engineering consultants, Netherland Sewell and Associates, Inc.

In addition to the SEC reserve report, Storm Cat estimated year end proven, possible and probable reserves using available current strip pricing. Using current strip pricing, proven reserves are 28.7 Bcf, probable reserves are 9.0 Bcf and possible reserves are 28.2 Bcf.

Pricing

The average realized sales price of natural gas was $5.88 per Mcf for the full-year 2006, down from $6.08 per Mcf in the prior year.

Storm Cat’s fixed-price natural gas hedges are summarized as follows:

Fixed-priced Financial Hedges

•          1.5 MMBtu/day

•          U.S. $7.16 Colorado Interstate Gas (CIG)

•          August 2006 through July 2009

•          2.0 MMBtu/day

•          U.S. $7.27 CIG

•          September 2006 through August 2009

•          2.4 MMBtu/day

•          U.S. $5.12 CIG

•          January 2007 through December 2007

•          1.2 MMBtu/day

•          U.S. $6.61 CIG

•          January 2008 through December 2008

Drilling Activities

The Company drilled and completed 100 wells in 2006, 86 of which were in the PRB.  These wells were primarily located within the Company’s Northeast Spotted Horse acreage.   Storm Cat currently has as many as three rigs running in the PRB and expects to drill approximately 150 wells on its various acreage positions during 2007.

The Company drilled and completed five wells in Elk Valley during 2006. These wells are currently on production and de-watering.  The Company expects indicative results for these wells to be available late in the third quarter of 2007.

Financial and operations tables accompany this release.  Please reference the Company’s filing on Form 10-K with the Securities and Exchange Commission and with Canadian securities regulators on SEDAR for important notes to the financial statements.

For further shareholder inquiries please contact Storm Cat Energy Investor Relations at 303-991-5070 or at info@stormcatenergy.com.

About Storm Cat Energy Corporation

Storm Cat Energy is an independent oil and gas company focused on the pursuit, exploration and development of large unconventional gas reserves from fractured shales, coal beds and tight sand formations. The Company has producing properties in Wyoming’s Powder River Basin, exploration and development acreage in Canada, Arkansas and Alaska. The Company’s shares trade on the American Stock Exchange under the symbol “SCU” and in Canada on the Toronto Stock Exchange under the symbol “SME.”

Forward-looking Statements

This press release contains certain “forward-looking statements”, as defined in the United States Private Securities Litigation Reform Act of 1995, and within the meaning of Canadian securities legislation, relating to matters such as the Company’s drilling and other exploration plans and projected well economics. Forward-looking statements are statements that are not historical facts; they are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Forward-looking statements are based on the beliefs, estimates and opinions of Storm Cat’s management on the date the statements are made; including production and reserve estimates, and potential benefits to Storm Cat of such acquisitions, and they involve a number of risks and uncertainties. Consequently, there can be no assurances that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Storm Cat undertakes no obligation to update these forward-looking statements if management’s beliefs, estimates or opinions, or other factors, should change. Factors that could cause future results to differ materially from those anticipated in these forward-looking statements include, but are not limited to receipt of necessary approval from regulatory bodies, the failure to achieve the anticipated benefits of the acquisition, the failure to close the acquisition, the volatility of natural gas prices, the possibility that exploration efforts will not yield economically recoverable quantities of gas, accidents and other risks associated with gas exploration and development operations, the risk that the Company will encounter unanticipated geological factors, the Company’s need for and ability to obtain additional financing, the possibility that the Company may not be able to secure permitting and other governmental clearances necessary to carry out the Company’s exploration and development plans, and the other risk factors discussed in greater detail in the Company’s various filings on SEDAR (www.sedar.com) with Canadian securities regulators and its filings with the U.S. Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended December 31, 2006.

NO STOCK EXCHANGE HAS REVIEWED OR ACCEPTED RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.

SELECT OPERATING DATA

Selected Operating Data:

	Year Ended December 31,
	2006	2005
Net Sales Volume:
Natural Gas (MMcf)	1,606.2	693.5

Oil and Gas Sales (in thousands)
Natural Gas	$9,444	$4,214

Average Sales Prices:
Natural Gas (per Mcf)	$5.88	$6.08

Additional Data (per Mcf):
Gathering and Transportation	$1.20	$1.31
Lease Operating Expenses	$1.49	$2.61
Ad Valorem and Property Taxes	$0.65	$0.78
Depreciation, Depletion and Amortization	$2.22	$2.28
General and Administrative, net of capitalization	$2.55	$5.20
Stock-based Compensation	$1.73	$2.76

CONSOLIDATED BALANCE SHEETS
(Stated in U.S. Dollars and in thousands, except share amounts)

	December 31,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,299	$29,502
Accounts receivable:
Joint Interest Billing	1,932	703
Revenue Receivable	2,121	504
Fair Value of Derivative Instruments - Current	2,670	0
Prepaid Costs and Other Current Assets	1,445	445
Total Current Assets	13,467	31,154
PROPERTY AND EQUIPMENT:
Oil and gas properties:
Unproved Properties	54,873	8,249
Proved Property, net of impairments	46,446	18,071
Less accumulated depreciation, depletion, amortization and accretion	(4,764)	(1,502)
Oil and gas properties, net	96,555	24,818
Fixed Assets	1,057	911
Accumulated Depreciation	(408)	(106)
Total other property, net	649	805
Total property and equipment, net	97,204	25,623
Restricted Investments	511	176
Fair Value of Derivative Instruments - Long Term	782	0
	1,293	176
Total Assets	$111,964	$56,953
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts Payable	$7,302	$3,815
Revenue Payable	2,063	313
Accrued & Other Liabilities	10,011	7,850
Flow-Through Shares Liability	1,233	731
Notes Payable — Current	7,500	0
Interest Payable	952	0
Total Current Liabilities	29,061	12,709
Asset Retirement Obligation	1,871	793
Notes Payable-Long Term	19,350	0
	21,221	793
Total Liabilities	50,282	13,502
Commitments and Contingencies	—	—
STOCKHOLDERS’ EQUITY
Common Stock, without par value, unlimited common shares authorized, issued and outstanding: 80,429,820 at December 31, 2006 and 65,654,388 at December 31, 2005	69,518	50,858
Contributed Surplus	4,910	2,204
Accumulated Other Comprehensive Income	3,877	151
Accumulated Deficit	(16,623)	(9,762)
Total Stockholders’ Equity	61,682	43,451
Total Liabilities and Stockholders’ Equity	$111,964	$56,953

CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in U.S. Dollars and in thousands, except per share amounts)

	Year Ended December 31,
	2006	2005
OPERATING REVENUES:
Oil and gas revenue	$9,444	$4,214

EXPENSES:
Operating Costs
Gathering & transportation	1,921	906
Operating expenses	3,443	2,354
General & administrative expenses	6,880	5,520
(Gain) loss on property sales	(185)	56
Accretion expense	213	65
Depreciation, depletion, & amortization	3,703	1,583
Impairment	2,027	2,125
Total Operating Expenses	18,002	12,609
Operating loss	(8,558)	(8,395)
OTHER EXPENSE (INCOME)
Loss (Gain) on foreign exchange	11	98
Interest and other misc. income	(184)	(125)
Net loss before taxes	(8,385)	(8,368)

Recovery of future income tax asset	(1,524)	0

NET LOSS	$(6,861)	$(8,368)
Basic and diluted loss per share	$(0.10)	$(0.18)
Weighted average number of shares outstanding	70,429,219	47,321,481

CONSOLIDATED STATEMENT OF CASH FLOWS
(Stated in U.S. Dollars and in thousands, except share amounts)

	For the Year Ended
	December 31,
	2006	2005
Cash flows from operating activities:
Net Loss	$(6,861)	$(8,368)
Adjustments to reconcile net loss to net cash used in operating activities:
Recovery of future tax asset	(1,524)	—
Stock-based compensation	2,707	1,914
Depreciation, depletion and amortization	3,564	1,572
Impairments	1,975	2,125
Asset retirement obligation	213	65
Gain on disposition of properties	(185)	(56)
Changes in operating working capital:
Changes in operating assets and liabilities:
Accounts receivable	(3,180)	(1,099)
Other current assets	(666)	(360)
Accounts payable	(3,331)	509
Other current liabilities	4,601	1,426
Net cash used in operating activities	(2,687)	(2,272)
Cash flows from investing activities:
Restricted investments	(335)	(150)
Capital expenditures - oil and gas properties	(71,258)	(14,766)
Proceeds from sale	1,000	—
Other capital expenditures	(145)	(817)
Net cash used in investing activities	(70,738)	(15,733)
Cash flows from financing activities:
Issuance of shares of stock for cash	18,660	44,189
Flow-through shares	2,755	731
Bank debt	35,032	—
Repayment of bank debt	(7,500)
Net cash provided by financing activities	48,947	44,920
Effect of exchange rate changes on cash	275	(78)
Net increase (decrease) in cash and cash equivalents	(24,203)	26,837
Cash and cash equivalents and beginning of period	29,502	2,665
Cash and cash equivalents at end of period	$5,299	$29,502